Exhibit 99.2
Pro Forma Financial Information
On September 12, 2007, NaviSite, Inc. (the “Company”), pursuant to an Agreement and Plan of Merger (the “Agreement”) acquired all of the issued and outstanding common stock of netASPx, Inc. (the “Seller”) for an aggregate purchase price of $40.9 million (the “Transaction”). The aggregate purchase price of $41.0 million consisted of (i) cash consideration of $15.5 million; (ii) direct transaction costs of $0.5 million; and (iii) 3,125,000 shares of NaviSite Series A Preferred Stock (the “Preferred Stock”) with a preliminary fair value of $25.0 million.
The following unaudited pro forma financial information is based on the historical financial statements of the Company and the Seller and has been prepared to illustrate the effects of the Transaction. The unaudited pro forma condensed combined balance sheet gives effect to the Transaction accounted for under the purchase method of accounting as if it had occurred at July 31, 2007. The unaudited pro forma condensed combined statement of operations gives effect to the Transaction as if it had occurred on August 1, 2006. Due to different fiscal period ends of the Company and the Seller, the unaudited pro forma condensed combined balance sheet at July 31, 2007 combines the consolidated balance sheet of the Company at July 31, 2007 with the consolidated balance sheet of the Seller at June 30, 2007. The unaudited pro forma condensed combined statement of operations combines the consolidated results of operations of the Company for the fiscal year ended July 31, 2007 with the consolidated results of operations of the Seller for the twelve months ended June 30, 2007.
The Company balance sheet information was derived from its audited consolidated balance sheet at July 31, 2007 as filed on its Annual Report on Form 10-K for the fiscal year ended July 31, 2007. The Seller balance sheet information was derived from its unaudited June 30, 2007 balance sheet included elsewhere herein. The results of the Company’s consolidated operations for the twelve months ended July 31, 2007 are derived from its audited consolidated statement of operations included in its Annual Report on Form 10-K for the fiscal year ended July 31, 2007 and the results of the Seller’s consolidated operations for the twelve months ended June 30, 2007 are derived from its unaudited consolidated financial statements for the twelve months ended June 30, 2007.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated cost savings or revenue enhancements that may be realized related to the Transaction. The Seller’s financial statements included herein in this pro forma financial information does include certain reclassifications to conform to the Company’s presentation.
The unaudited pro forma financial information has been prepared by Company management for illustrative purposes only and is not necessarily indicative of the condensed consolidated financial position or the condensed consolidated results of operations in future periods or the results that actually would have been realized had the Company and netASPx been a combined company during the specified periods. The pro forma adjustments are based on the information available at the time of the preparation of this information and is subject to adjustment upon finalization of the purchase accounting as of the date of the Transaction. As of the date of the preparation of this pro forma financial information, the values assigned to certain acquired assets and liabilities were preliminary, and in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations”, they may be adjusted as further information becomes available during the allocation period of up to twelve months from the date of the Transaction. As a result, there may be changes in the values allocated to various assets and liabilities, including, but not limited to, the value of identifiable intangible assets acquired, changes in the timing and actual number of employees terminated, unidentified claims from suppliers or other contingent obligations, as well as adjustments to the valuation of the Preferred Stock issued to the Sellers. Any changes in the values of these items during the allocation period may result in material adjustments to goodwill.
The unaudited pro forma condensed combined financial information, including any notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the consolidated financial statements of NaviSite for the year ended July 31, 2007 included in its Annual Report on Form 10-K for the fiscal year ended July 31, 2007 filed with the Securities and Exchange Commission.

Pro Forma Financial Information
Condensed Combined Balance Sheets
(in thousands)

			Pro Forma
	NaviSite	netASPx	Adjustments and
	July 31, 2007	June 30, 2007	Reclassifications		Combined
Assets
Current assets:
Cash and cash equivalents	$11,701	$1,353	(1,353)	A	$11,701
Accounts receivable, net	15,051	4,654	(758)		18,947
Marketable securities	—	1,837	(1,837)	A	—
Unbilled accounts receivable	920	—			920
Prepaid expenses and other current assets	15,975	1,023			16,998

Current assets	43,647	8,867			48,566

Property and equipment, net	15,841	3,630	123	B	19,594
Customer lists, net	7,755	—	20,900	B	28,655
Goodwill	43,159	—	18,815	B	61,974
Other assets	4,158	370			4,528
Marketable securities	—	700	(700)	A	—
Restricted cash	1,684	—			1,684

Total assets	$116,244	$13,565			$165,001

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable to the AppliedTheory Estate	$6,000	$—			$6,000
Notes payable, current portion	1,063	—	200	D	1,263
Capital lease obligations, current portion	1,829	—			1,829
Accounts payable	3,913	498			4,411
Accrued expenses	12,933	974	1,228	C	15,135
Accrued interest	1,698	—			1,698
Accrued lease abandonment costs, current portion	863	—			863
Deferred revenue	3,720	2,957	(1,361)	G, B	5,316
Deferred other income and customer deposits	1,017	—			1,017

Current liabilities	33,036	4,429			37,532

Capital lease obligations, less current portion	1,030	—			1,030
Accrued lease abandonment costs, less current portion	645	—			645
Deferred tax liabilities	3,685	—			3,685
Other long-term liabilities	2,612	6,485	(2,725)	B	6,372
Notes payable, less current portion	89,100	—	15,501	D	104,601

Total liabilities	130,108	10,914			153,865

Preferred stock	—	—	25,000	E	25,000

Common stock	335	5	(5)	F	335
Accumulated other comprehensive income	381	—			381
Additional paid-in-capital	481,199	1,237	(1,237)	F	481,199
Retained earnings (accumulated deficit)	(495,779)	1,409	(1,409)	F	(495,779)

Total stockholders equity (deficit)	(13,864)	2,651			(13,864)

Total liabilities and stockholders equity (deficit)	$116,244	$13,565			$165,001

Pro Forma Financial Information
Condensed Combined Statements of Operations
(in thousands, except per share data)
Historical

		netASPx
	NaviSite	Twelve months	Pro Forma
	Fiscal year ended July	ended June 30,	Adjustments and
	31, 2007	2007	Reclassifications		Combined
Revenue	$126,182	$28,108	(400)	H	$153,890
Cost of revenue	85,196	22,662	3,179	B	111,037

Gross profit	40,986	5,446			42,853

Operating expenses:
Selling and marketing	16,924	—			16,924
General and administrative	22,043	5,569			27,612
Impairment, restructuring and other	(231)	—			(231)

Total operating expenses	38,736	5,569			44,305

Income (loss) from operations	2,250	(123)			(1,452)

Other income (expense)
Interest income	337	228			565
Interest expense	(12,476)	—	(1,391)	I	(13,867)
Loss on debt extinguishment	(15,712)	—			(15,712)
Other income, net	864	—			864

Income (loss) before income taxes	(24,737)	105			(29,602)

Income tax expense	(1,173)	(40)			(1,213)

Net loss	(25,910)	(65)			(30,815)

Preferred stock dividends	—	—	2,000	J	(2,000)

Net loss available to common stockholders	$(25,910)	$(65)			$(32,815)

Basic and diluted net loss per common share	$(0.85)			K	$(1.08)

Basic and diluted weighted average number of common shares outstanding	30,512				30,512

Notes to Unaudited Pro Forma Financial Information
(in thousands, except per share data)
The following pro forma adjustments have been made to the historical balance sheet:
A.	Reflects payment of dividends immediately prior to closing of the Transaction by netASPx.

B.	The preliminary purchase price allocation is as follows:

Acquisition costs		Amount
Cash paid to sellers		$15,500
Value of Series A Preferred Stock issued to sellers		25,000
Direct acquisition costs		536

Total purchase price		41,036

Adjustments to historical book values and allocation of purchase price:
Historical book value of assets and liabilities		(2,651)
Assets not acquired		3,890
Establishment of liabilities related to acquisition		891
Adjustments to historical book values to adjust netASPx assets and liabilities to fair value:
Property and equipment	(i)	(123)
Identified intangible assets	(ii)	(20,900)
Deferred revenue	(iii)	(3,328)

Goodwill		$18,815

(i)	Reflects the estimated step-up in the basis of property and equipment to its estimated fair market value as a result of the Transaction. Annual depreciation expense approximates $41.

(ii)	Reflects adjustments to record the estimated fair values of identifiable intangibles acquired in connection with the Transaction. The estimated identifiable intangibles represent customer backlog totaling $12,600 with an estimated useful life of 6 years and customer relationship value of $8,300 with an estimated useful life of 8 years. Annual amortization expense totals approximately $3,138.

(iii)	Reflects adjustment to record deferred revenues for which a continuing legal performance obligation exists at its estimated fair value.
C.	To establish liabilities incurred in connection with the Transaction under the guidance in Emerging Issues Task Force Issue 95-3, “Recognition of Liabilities in Connection with a Business Combination” and to record liabilities related to estimated direct costs of the Transaction.

Description	Amount
Direct acquisition costs accrued	$337
Severance and related taxes for eliminated positions	891

Total	$1,228

D.	To record debt incurred by the Company in connection with the Transaction.

E.	Preliminary estimated fair value of Preferred Stock issued by the Company in connection with the Transaction.

F.	Reflects the elimination of the respective equity accounts for the Seller.

G.	Reclassification of advance billings classified as deferred revenue against accounts receivable, net to conform to NaviSite’s’s balance sheet presentation.

H.	Reflects adjustment for revenue derived from set-up fees which were serviced and deferred prior to July 1, 2006 by the Seller. The Company would not have assumed this liability and therefore would not recognize the related revenue in the subsequent fiscal year as it would not represent a legal performance obligation for the Company.

I.	To record interest expense related to the incremental borrowing in connection with the Transaction.

J.	To record dividends on Preferred Stock issued to the Sellers in connection with the Transaction.

K.	The pro forma basic and diluted net loss per common share are based on the number of NaviSite shares of common stock used in computing basic and diluted net loss per common share and includes the potential dilutive effect, if any, of the preferred stock that was issued in connection with the Transaction.

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